PROSPECTUS Dated November 19, 2014	Term Sheet No. 32 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated December 1, 2014
Rule 433

Morgan Stanley
GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due December 11, 2021

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due December 11, 2021 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Fixed Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Payment Period:	Semi-annually
Maturity Date:	December 11, 2021	Interest Payment Dates:	Each December 11 and June 11 commencing June 11, 2015
Settlement Date (Original Issue Date):	December 11, 2014	Call Price:	NA
Interest Accrual Date:	December 11, 2014	First Call Date:	NA
Issue Price:	100%	Call Frequency:	NA
Commissions:	%	Business Day:	New York
Proceeds to Morgan Stanley:	$	Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Specified Currency:	U.S. dollars	Survivor's Option:	No
Redemption Percentage at Maturity:	100%	CUSIP:	61760LGU3
Interest Rate:	2.750% per annum (calculated on a 30/360 day count basis)	Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

 Prospectus Supplement dated November 19, 2014            Prospectus dated November 19, 2014

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY